Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

Top KingWin Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)		Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Class A ordinary shares, $0.0001 par value per share	Rule 457(o)
	Other	Warrants	Rule 457(o)
	Debt	Debt Securities	Rule 457(o)
	Other	Units	Rule 457(o)
	Other	Rights	Rule 457(o)
						$200,000,000		0.00015310	$30,620
	Equity	Class A ordinary shares, $0.0001 par value per share	Rule 457(o)			$3,381,250	(4)	0.00015310	$517.67
		Total Offering Amounts				$203,381,250		0.00015310	$31,137.67
		Total Fees Previously Paid							$30,620.00
		Total Fee Offsets							$-
		Net Fee Due							$517.67

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act), an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment. In addition, an indeterminate number of common shares are registered hereunder that may be issued upon conversion of or exchange for any other securities.
(2)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold from time to time at indeterminate prices, with an initial aggregate public offering price not to exceed $200,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. To the extent that separate consideration is received for any such securities, the aggregate amount of such consideration will be included in the aggregate offering price of all securities sold. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as part of units, which may consist of any combination of the securities registered hereunder.
(3)	Pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(4)	On November 26, 2024, the Company issued a convertible note, convertible into Class A Ordinary Shares of the Company, in the aggregate original principal amount of $2,500,000 to the Selling Shareholder at an annual interest rate of 11.75% with the maturity term of one year, which may be extended upon mutual agreement for another two-years. This number is calculated assuming interest on the Note accrues through the three-years maturity term.